Exhibit 99.1

QUIDEL’S FLU TEST RECEIVES FDA CLEARANCE FOR NEW CLAIMS

COMPANY PROJECTS STRONG FINISH FOR 2005

SAN DIEGO, Calif., December 29, 2005 — Quidel Corporation (Nasdaq:QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, reported today that it has obtained FDA clearance for its new and improved claims for the QuickVue® Influenza A+B test which is a 10-minute diagnostic test for influenza. Among new claims added to the package insert is 94% sensitivity for detecting Influenza A when using nasal swab specimens. The package insert for the test is being updated to include clinical study results for nasal swab, nasopharyngeal swab and nasal wash in addition to analytical study results for the detection of cultured avian influenza viruses. The QuickVue Influenza A+B test has been shown to detect cultured avian influenza viruses, including avian Influenza A subtype H5N1 virus; however, as with other rapid tests for influenza, the ability of the QuickVue Influenza A+B test to detect influenza A in patients infected with H5N1 has not been established.

A clinical study to validate the performance of Quidel’s 10-minute diagnostic test for influenza, the QuickVue Influenza A+B test, was completed in Australia during that continent’s flu season from July through September 2005. The clinical data reinforce the analytical study findings from the University of Rochester Medical Center, announced on May 10, 2005, which demonstrated that the Quidel test had the highest sensitivity, 95% of the time, was the easiest to use and provided the most rapid time to result compared with competing rapid tests.(1) The Company’s website, www.quidel.com, and its Influenza website, www.flutest.com, are being updated to include the new package insert, ease of use, speed to result and comparative claims data. Flu prevalence data from the Centers for Disease Control and Prevention, (“CDC”) is updated weekly and can be accessed through the www.flutest.com website. Currently, the Centers for Disease Control and Prevention reports that influenza activity in the United States is increasing with visits to the sentinel providers (reporting physicians) above the national baseline.

Caren Mason, the Company’s President and CEO commented, “Calendar year 2005 has been a strong, foundational year for Quidel. We have seen market share gains over prior year in key product segments, strong demand for seasonal and non-seasonal tests throughout the year, a number of new products in preparation for market launch, and a strong projected finish in revenue and earnings. The Company is executing on all cylinders by achieving its strategic imperatives and operational commitments. The financial picture for Quidel is one of ever increasing strength and profitability.”

(1) Abstract M-19 – The Relative Performance of 4 Influenza Antigen Assays presented at 21st Annual Clinical Virology Symposium and Annual Meeting of the Pan American Society for Clinical Virology, May 10, 2005.

About Quidel Corp.

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential point-of-care applications in the future. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of H5N1 involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘might,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and similar words, although some forward-looking statements are expressed differently. The risks described under ‘‘Risk Factors’’ in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

Contact:

Quidel Corporation

Paul E. Landers

Senior Vice President & CFO

(858) 552-7962